Smartsheet Announces Leadership Changes to Refine and Expand Go-To-Market, Product, and Innovation

Hire of Max Long as President of Go-to-Market and promotion of Praerit Garg to President of Product & Innovation Position the Company Strongly for its Next Phase of Growth

BELLEVUE, WA., March 14, 2024 -- Smartsheet Inc. (NYSE: SMAR), the enterprise work management platform, today announced a series of strategic changes to its executive team as the company enters its post–$1 billion annualized recurring revenue (ARR) growth phase.

Executive Leadership Updates for Next Phase of Growth
Smartsheet today announced key changes to its executive leadership team focused on refining and expanding the strategy that underpins its Go-to-Market (GTM) and Product & Innovation efforts. Each change is grounded in the company’s collective commitment to best serve and support its customers, partners, employees, and shareholders.

•Smartsheet has hired Max Long to lead a newly unified and expanded Go-to-Market team composed of Worldwide Field Operations and Marketing. As President, GTM, Long will join the Smartsheet senior leadership team to enable and support the company’s expanding global customer base throughout their entire lifecycle. Long joins Smartsheet as a tenured executive with over three decades of experience growing and scaling commercial teams for global technology firms including Microsoft, Adobe, and NetApp.

•After many years of engineering and product leadership at Smartsheet, Praerit Garg will assume the new title of President, Product & Innovation. Garg’s expanded remit will accelerate business innovation and product execution, and enable more effective marketing of Smartsheet solutions to customers, prospects, and partners.

•Mike Arntz, currently Chief Revenue Officer, will retire on March 31st after seven and a half years with Smartsheet. Arntz will serve as an advisor to the company until mid-May to support Long in a successful transition.

•Andrew Bennett, currently Chief Marketing Officer, will close out his almost ten-year tenure at Smartsheet on March 15th when he steps down to pursue an opportunity outside of Smartsheet.

“As we look ahead, we have an incredible opportunity to empower everyone, everywhere to drive meaningful business results,” said Mark Mader, CEO of Smartsheet. “With these new appointments, we have the right team in place to execute our strategy to durably grow and bring enterprise-grade work management solutions to the world’s most demanding organizations.”

“I want to thank Mike and Andrew for their contributions to Smartsheet. Each has played a meaningful role at Smartsheet through multiple stages of growth, from IPO to surpassing $1B in ARR,” continued Mader. “We wish them both the best.”

In addition to today’s organizational changes, Smartsheet also announced its Q4 and FY 2024 earnings results. Visit Smartsheet Investor Relations for more details.

About Smartsheet

Smartsheet is the modern enterprise work management platform trusted by millions of people at companies across the globe, including approximately 85% of the 2023 Fortune 500 companies. The category pioneer and market leader, Smartsheet delivers powerful solutions fueling performance and driving the next wave of innovation. Visit www.smartsheet.com to learn more.

Media Contact:

Chrissy Vaughn

pr@smartsheet.com